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                                                                   Exhibit 10.11





                                         PERSONAL AND CONFIDENTIAL

January 5, 2001


Mr. Jeff White
3107 Cedar Ridge Road
Oconomowoc, WI 53066

Dear Jeff:

On behalf of RCN Corporation ("RCN"), I am pleased to offer you the position of President, Customer and Field Operations reporting to me. Your reporting location, as of your starting of January 8, 2001, will be 105 Carnegie Center, Princeton, NJ 08540.

Your compensation will be as follows:

1. Annual base salary of $300,000 paid on a bi-weekly basis with performance based salary reviews in twelve (12) month cycles.

2. Participation in RCN's Short-Term Incentive Plan. Your annual incentive bonus will be awarded based upon performance by RCN against corporate goals and your individual achievements during 2001. Your target bonus is sixty-five percent (65%). You must be an active employee to be eligible for the pay out when it is made.

3. You may participate in the RCN Corporation Executive Stock Purchase plan. This plan offers eligible executives of the Company the opportunity to defer the receipt of a portion of their compensation (to a maximum of 20%) on a pre-tax basis and to have the deferred amounts reflect the value of shares of the Company's common stock. In addition, when an executive defers a portion of his or her cash compensation under the plan, RCN will credit a matching contribution equal to 100% of the amount of the deferred compensation, subject to the terms outlined in the attached "RCN Corporation Executive Stock Purchase Plan". You will be eligible to participate in the plan after you have completed one full calendar quarter of employment with RCN.

4. Subject to the terms and conditions of the RCN Corporation 1997 Equity Incentive Plan, you will be granted options to purchase up to 262,500 shares of the Company's $1 par value Common Stock ("the Common Stock") with an exercise price determined by the average of the fair market value closing price of the first 15 business days in January, 2001. (The exercise price will reflect the closing price of the day during this period which is closest to this average.) You will vest one third of these options on the first anniversary of your start date and one twelfth of these options each quarter for each of the 8 quarters following your first anniversary as indicated below. These options will have a five (5) year term. Vesting schedule is as follows:
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                           First Year Anniversary             87,500 shares
                           March 31, 2002                     21,875 shares
                           June 30, 2002                      21,875 shares
                           September 30, 2002                 21,875 shares
                           December 31, 2002                  21,875 shares
                           March 31, 2003                     21,875 shares
                           June 30, 2003                      21,875 shares
                           September 30, 2003                 21,875 shares
                           December 31, 2003                  21,875 shares


         You will be considered for future option awards based on your level.

5. Subject to the terms and conditions of the RCN Corporation 1997 Equity Incentive Plan, you will be granted 87,500 Outperformance Options (OSO's) as of your date of hire. The initial price of the OSO's will be determined by the average of the fair market value closing price of the first 15 business days in January, 2001. (The initial price will reflect the closing price of the day during this period which is closest to this average.) This initial price will be used as the basis in assessing RCN performance against the Standard & Poor's 500 Index upon which the OSO's are indexed. These options will vest over five years beginning on your first year anniversary and will have a 10 year term. The vesting schedule shall be as follows:

                           First Year Anniversary             17,500 shares
                           Second Year Anniversary            17,500 shares
                           Third Year Anniversary             17,500 shares
                           Fourth Year Anniversary            17,500 shares
                           Fifth Year Anniversary             17,500 shares

6. As of your start date, you will be granted a one million dollar value of restricted stock with a price determined by the average of the fair market value closing prices of the first 15 business days in January, 2001. (The exercise price will reflect the closing price of the day during this period which is closest to this average.) One third of the stock granted will vest upon the first month that any market becomes EBITDA positive (assuming results are due to normal trending with no major out-of-period anomalies or one-time enhancements and adjusting for any unusual or one time charges). The second third will vest upon the first anniversary date of that market becoming EBITDA positive, and the final third will vest upon the second anniversary date of that market becoming EBITDA positive.

7. You will receive a second one million dollar value of restricted stock granted upon the first month that a market becomes EBITDA positive (assuming results are due to normal trending with no major out-of-period anomalies or one-time enhancements and adjusting for any unusual or one time charges). The strike price of this second grant will be the average of the fair market stock price during the month that the first market achieved positive EBITDA. The first third will vest upon the first month that the second market becomes EBITDA positive (assuming results are due to normal trending with no major out-of-period anomalies or one-time enhancements and adjusting for any unusual or one time charges). The second and final third will vest upon the first and second anniversary dates, respectively, of that second market becoming EBITDA positive.
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8.       You will receive a five hundred thousand dollar value of restricted stock granted upon the first month that a second market becomes EBITDA positive (assuming results are due to normal trending with no major out-of-period anomalies or one-time enhancements and adjusting for any unusual or one time charges). The strike price of this third grant will be the average of the fair market stock price during the month that the second market achieved positive EBITDA. The first third will vest upon the first month that the third market becomes EBITDA positive (assuming results are due to normal trending with no major out-of-period anomalies or one-time enhancements and adjusting for any unusual or one time charges). The second and final third will vest upon the first and second anniversary dates, respectively, of that third market becoming EBITDA positive.

9. You will receive a five hundred thousand dollar value of restricted stock granted upon the first month that a third market becomes EBITDA positive (assuming results are due to normal trending with no major out-of-period anomalies or one-time enhancements and adjusting for any unusual or one time charges). The strike price of this fourth grant will be the average of the fair market stock price during the month that the third market achieved positive EBITDA. The first third will vest upon the first month that the fourth market becomes EBITDA positive (assuming results are due to normal trending with no major out-of-period anomalies or one-time enhancements and adjusting for any unusual or one time charges). The second and final third will vest upon the first and second anniversary dates, respectively, of that fourth market becoming EBITDA positive.

10. You will receive a five hundred thousand dollar value of restricted stock granted upon the first month that a fourth market becomes EBITDA positive (assuming results are due to normal trending with no major out-of-period anomalies or one-time enhancements and adjusting for any unusual or one time charges). The strike price of this fifth grant will be the average of the fair market stock price during the month that the fourth market achieved positive EBITDA. The first third will vest upon the first month that the fifth market becomes EBITDA positive (assuming results are due to normal trending with no major out-of-period anomalies or one-time enhancements and adjusting for any unusual or one time charges). The second and final third will vest upon the first and second anniversary dates, respectively, of that fifth market becoming EBITDA positive.

11. You will receive a five hundred thousand dollar value of restricted stock granted upon the first month that a fifth market becomes EBITDA positive (assuming results are due to normal trending with no major out-of-period anomalies or one-time enhancements and adjusting for any unusual or one time charges). The strike price of this sixth grant will be the average of the fair market stock price during the month that the fifth market achieved positive EBITDA. The first third will vest upon the first month that the sixth market becomes EBITDA positive (assuming results are due to normal trending with no major out-of-period anomalies or one-time enhancements and adjusting for any unusual or one time charges). The second and final third will vest upon the first and second anniversary dates, respectively, of that sixth market becoming EBITDA positive.

12. You will receive a five hundred thousand dollar value of restricted stock granted upon the first month that a sixth market becomes EBITDA positive (assuming results are due to normal trending with no major out-of-period anomalies or one-time enhancements and adjusting for any unusual or one time charges). The strike price of this seventh grant will be the average of the fair market stock price during the month that the sixth market achieved positive EBITDA. The first
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         third will vest upon the first month that the seventh market becomes
         EBITDA positive (assuming results are due to normal trending with no major out-of-period anomalies or one-time enhancements and adjusting for any unusual or one time charges). The second and final third will vest upon the first and second anniversary dates, respectively, of that seventh market becoming EBITDA positive.

13. A one-time bonus of $100,000.00 less applicable Federal, State and local taxes will be paid to you with your first paycheck. (Adjustment to this figure may need to occur based on your actual start date vs. your new hire start date for option pricing purposes). Should you voluntarily leave RCN's employ during the first 12 months after your date of hire, you will be obligated and agree to refund/reimburse such monies in a pro-rated amount to RCN within 14 days after your last date of service. (The prorated amount to be returned will be equal to $100,000 less $100,000 times, the number of days between the start date and your exit date, with the start and exit date both counted, divided by 365.)

14. Benefits made available to the employees of RCN Corporation in accordance with the enclosed benefits summary. As a President, you are eligible for five (5) weeks' vacation on an annual basis.

15. A relocation package to consist of the following should you decide to relocate to the Princeton, NJ area within the first 20 months of your employment:

         -        PHYSICAL MOVE OF PERSONAL BELONGINGS

         RCN will provide and pay for a moving company to pack and move all of your personal and household goods to the New Jersey area and pay for all costs related to moving. The moving company, which will be designated by RCN, will bill RCN directly. Storage of your goods for a period not to exceed ninety (90) days will also be paid by RCN. All expenses reimbursed under this item will be grossed up as appropriate, in order to compensate for tax withholding requirements.

         -        PURCHASE OF HOME IN PRINCETON AREA

         You will be reimbursed for the actual closing costs on a residence in the new area. Reimbursable closing costs will normally include the following: loan origination fee (limited to a maximum three points); appraisal fee; credit report; document preparation by the lender; notary fees; attorney's fees; title insurance; recording fees; city/county tax/stamps; state tax/stamps; certification, etc. Additionally, a bridge loan will be issued to assist with cash requirements in the purchase of your new home. All expenses reimbursed under this item will be grossed up as appropriate, in order to compensate for tax withholding requirements.

         -        TEMPORARY HOUSING THROUGH AUGUST OF 2002

         RCN will cover your temporary housing in the Princeton area for an amount not to exceed Four Thousand Dollars ($4,000.00) per month. All expenses reimbursed under this item will be grossed up as appropriate, in order to compensate for tax withholding requirements.

         -        MISCELLANEOUS EXPENSES

         Any travel during the time your primary residence is out-of-state, or any travel required for such relocation activities within reason, will be covered by RCN. Flights should be arranged
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         through commercial airlines, however, if extenuating circumstances
         (either personal or business) warrant economical and efficient use of your time, the Company airplane may be utilized. You will use your discretion on weekend travel and will arrange your schedule so that you are able to return home on Friday evenings in time to participate in family activities.

Please sign this offer letter and return it to Ellyn Ito, Director, Staffing, Human Resources, no later than Monday, January 8, 2001. You may keep the other copies for your reference.

I believe that you will find RCN an interesting, challenging, and rewarding place to work. I am certain that we will benefit by having you as part of our team.

Sincerely,

/s/:  David C. McCourt
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David C. McCourt
Chief Executive Officer

Acknowledged and agreed this 8th day of January, 2001.

/s/: Jeff White
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Jeff White